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                                                                    EXHIBIT 99.1


SYBRON INTERNATIONAL ANNOUNCES THIRD QUARTER RECORD SALES AND
EARNINGS PRIOR TO SPECIAL CHARGES


        MILWAUKEE, WI, July 20 / PR Newswire / -- Sybron International (NYSE:SYB) announced today its financial results for the third quarter of fiscal 1998, the quarter ended June 30, 1998.

        As explained more fully below, Sybron International's results for the third quarter and first nine months of fiscal 1998 ended June 30, 1998, contain charges with respect to the restructuring of its laboratory businesses, the restructuring of certain operations of Sybron Dental Specialties relating primarily to the consolidation of Ormco and "A" Company, and transaction and integration charges associated with the merger with LRS, the parent of "A" Company, collectively referred to as the "Special Charges". In addition, because the LRS merger is accounted for as a pooling-of-interests, all prior period data has been adjusted to reflect the historical results of LRS and "A" Company as if the merger took place on the first day of the reporting period.

        Excluding these Special Charges and prior period restatements, results for the third quarter and first nine months were as follows:

        Net sales for the third quarter of fiscal 1998 totaled $235.5 million compared to $209.8 million for the same period of fiscal 1997, an increase of
12.3 percent.

        Gross margins in the quarter were 52.1 percent compared with 51.3 percent in the third quarter of last year. Year-to-date gross margins were 51.6 percent, up from 50.4 percent a year ago.

        Operating income for the third quarter of fiscal 1998 was $58.0 million, an increase of 20.4 percent from $48.2 million in the same period of fiscal 1997. For the nine months to date, operating income was $162.5 million, an increase of 26.3 percent over the prior year period.

        Operating margins in the third quarter of fiscal 1998 were 24.6 percent as compared to 23.0 percent in the corresponding quarter of fiscal 1997. Operating margins year-to-date were 23.4 percent compared with 22.5 percent in the same period last year.

        Cash flow remained strong in the third quarter of fiscal 1998 as earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $72.7 million, an increase of 18.8 percent from $61.2 million for the same period of fiscal 1997. EBITDA year-to-date amounted to $205.1 million, an increase of 24.7 percent.

        Net income was $26.6 million for the quarter, up 22.0 percent from the like period a year ago.
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        Diluted earnings per share for the third quarter of fiscal 1998 were
$0.26, as compared to $0.22 (prior to a $0.01 per share charge in fiscal 1997 for an extraordinary item) in the corresponding 1997 period. Year-to-date diluted earnings per share were $0.69 as compared to $0.60 in the corresponding 1997 period (prior to a $0.01 per share charge in fiscal 1997 for an extraordinary item).

           Sales of laboratory products for the third quarter of 1998 were up
13.0 percent while sales of dental products grew by 10.7 percent. Domestic sales grew by 14.6 percent while international sales grew by 7.2 percent.

Special Charges

        The Special Charges, which total $33.9 million ($22.8 million after tax), consist of the following items:

(a) $9.4 million ($5.9 million after tax) relates to the realignment of the Company's laboratory subsidiaries, including Nalge Nunc International Corporation, Barnstead Thermolyne Corporation, and Erie Scientific Company, under Sybron Laboratory Products Corporation (SLPC). This restructuring charge consists primarily of severance expenditures associated with the consolidation of certain functions, the restructuring of sales and marketing activities, and costs associated with exiting certain product lines. Approximately $4.6 million of these charges are cash expenditures.

The savings from these actions are expected to be approximately $6.1 million per year.

(b) $14.5 million ($10.7 million after tax) relates to the consolidation of Ormco Corporation and "A" Company activities after the LRS merger, and the exiting of certain product lines on the dental side of the business. The charge primarily includes severance costs and costs associated with the closure of Ormco's sales office in Zurich, Switzerland. Approximately $8.0 million of these charges are cash expenditures.

The savings from these actions are expected to be approximately $11.0 million per year.

(c) $10 million ($6.2 million after tax) consists of transaction and merger and integration costs associated with the LRS merger.

        Net income in the third quarter of fiscal 1998 after the Special Charges was $3.8 million. Diluted earnings per share after the Special Charges of $0.22 per share were $0.04 per share. For the nine-month period ended June 30, 1998, net income after the Special Charges was $49.4 million and diluted earnings per share after the Special Charges were $0.48.

Acquisitions

        On July 3, 1998, a subsidiary of Sybron Dental Specialties,
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Ormco Corporation, purchased certain assets of Tycom Corporation and its affiliate Tycom Dental Corporation, which will enable Ormco or its affiliates to manufacture and supply Tycom Dental's line of endodontic instrumentation. Ormco also has agreed to act as the exclusive worldwide manufacturer's representative for Tycom Dental who will continue to supply customers with their products until Ormco is producing the products. Annual sales of these products are approximately $8.0 million.

        Also on July 3, 1998, Sybron's laboratory equipment subsidiary, Barnstead Thermolyne Corporation, purchased Electrothermal Engineering Ltd. (Electrothermal), located in Southend-on-Sea, England. Electrothermal, which was founded in 1940, has a very strong brand name in Europe and the U.S., and manufactures a line of laboratory equipment including heating mantles and controls. Annual sales for these products are approximately $5.4 million.

        On May 22, 1998, a subsidiary of SLPC, Naugatuck Glass Company, purchased Marks Polarized Corporation, a manufacturer of laminated filters, polarizers, polarized filters, and other optical products. Annual sales revenues are approximately $1.0 million.

        On May 14, 1998, SLPC purchased the assets of Summit Biotechnology, Inc., a business located in Fort Collins, Colorado, which processes and sells fetal bovine serum used for cell culture and diagnostic purposes. Sales revenues this year are expected to be approximately $2.0 million.

        On April 24, 1998, one of SLPC's subsidiaries, Chase Scientific Glass, Inc. (Chase), purchased the assets of SciCan Scientific (SciCan), a Toronto-based manufacturer of laboratory glassware. SciCan's product line is very similar to that of Chase, and it is our intention to promptly move the operation and consolidate it with Chase's existing facility in Rockwood, Tennessee. SciCan's annual sales revenues are approximately $5.5 million.

        Commenting on the quarter, Kenneth F. Yontz, Chairman, President, and CEO of Sybron said, "This has been a very productive quarter. We achieved our earnings growth goals while at the same time reorganizing both the Laboratory Products Group and the Dental Group to be better positioned for the future. Five more acquisitions were completed, and our pipeline of opportunities continues to be healthy." Yontz added that it was this diversity of growth sources and attention to cost efficiency which assures the consistency of their earnings growth.

        Sybron International Corporation's subsidiaries design, manufacture, and market laboratory and dental supply products worldwide. Products of Sybron Laboratory Products Corporation include Erie Scientific laboratory microscope slides and diagnostic products, Nalge Nunc International reusable and disposable plastic labware, Barnstead Thermolyne precision heating and stirring apparatus, and water purification systems
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for laboratories. Products of Sybron Dental Specialties include Ormco and "A"
Company orthodontic products and Kerr dental materials.

    The Company's financial results are summarized below:

                             3rd           3rd          3rd            3rd
                           Quarter       Quarter      Quarter        Quarter
                           6/30/98       6/30/98      6/30/97        6/30/97
                           Prior to                     As         Restated(1)
                           Special                   Originally
                           Charges                    Reported

                                            (Millions of Dollars
                                          Except Earnings per Share)

Net Sales                   $235.5       $235.5       $209.8          221.3
Gross Profit                 122.6        116.2        107.6          114.5
SG&A Expenses                 64.6         91.4         59.4           64.2
Operating Income              58.0         24.8         48.2           50.3
Income Before Taxes &
  Extraordinary Item          44.0         10.8         36.1           37.3
Income Taxes                  17.3          6.9         14.3           14.7
Income Before
  Extraordinary Item          26.3          3.8         21.8           22.5
Extraordinary Item -
  Write-off of Deferred
  Financing Fees               --           --           (.7)           (.7)
Net Income                    26.6          3.8         21.1           21.9

Basic Earnings per Share:
Earnings per Share Prior
  to Extraordinary Item         .26          .04          .23            .23
Extraordinary Item             --           --           (.01)          (.01)
Basic Earnings per Share        .26          .04          .22            .22

Diluted Earnings per Share:
Earnings per Share Prior
  to Extraordinary Item         .26          .04          .22            .22
Extraordinary Item             --           --           (.01)          (.01)
Diluted Earnings per Share      .26          .04          .21            .21

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

                            First        First        First          First
                           9 Months     9 Months     9 Months       9 Months
                           Prior to     6/30/98      6/30/97        6/30/97
                           Special                 As Originally   Restated(1)
                           Charges                   Reported

                                        (Millions of Dollars
                                     Except Earnings per Share)

Net Sales                   $695.6       $695.6       $571.7         $605.4
Gross Profit                 359.1        352.7        288.2          308.3
SG&A Expenses                196.6        223.4        159.6          174.3
Operating Income             162.5        129.2        128.6          134.0
Income Before Taxes and
  Extraordinary Item         120.0         86.8         97.7          100.2
Income Taxes                  47.9         37.5         38.9           39.8
Income Before
  Extraordinary Item          72.2         49.4         58.8           60.4
Extraordinary Item -
  Write-off of Deferred
  Financing Fees               --           --           (.7)           (.7)
Net Income                    72.2         49.4         58.1           59.7


Basic Earnings per Share:
Earnings per Share Prior
  to Extraordinary Item         .72          .49          .62            .62
Extraordinary Item             --           --           (.01)          (.01)
Basic Earnings per Share        .72          .49          .61            .61

Diluted Earnings per Share:
Earnings per Share Prior to
  Extraordinary Item            .69          .48          .60            .59
Extraordinary Item             --           --           (.01)          (.01)
Diluted Earnings per Share      .69          .48          .59            .58


(1) Amounts are restated to include the merger with LRS Acquisition Corp. accounted for as a pooling-of-interests.


         -0-                    7/20/98
    /CONTACT:  Dennis Brown of Sybron International, 414/274-6600.
    (SYB)